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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-19558

                      CENTIGRAM COMMUNICATIONS CORPORATION
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             (Exact name of registrant as specified in its charter)

                91 East Tasman Drive, San Jose, California 95134
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.001 Par Value
                         Preferred Stock Purchase Rights
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


               Rule 12g-4(a)(1)(i)   /X/*  Rule 12h-3(b)(1)(i)    /X/*

               Rule 12g-4(a)(1)(ii)  / /   Rule 12h-3(b)(1)(ii)   / /

               Rule 12g-4(a)(2)(i)   / /   Rule 12h-3(b)(2)(i)    / /

               Rule 12g-4(a)(2)(ii)  / /   Rule 12h-3(b)(2)(ii)   / /

                                           Rule 15d-6             / /

         Number of holders of record as of the certification or notice
date:                 1
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Centigram Communications Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    July 26, 2000               By: /s/ Jeffrey D. Pflaum
                                         ---------------------------------------
                                         Jeffrey D. Pflaum, Vice President and
                                         Secretary

* Centigram Communications Corporation was acquired by ADC Telecommunications, Inc., effective July 26, 2000. The shareholder of record of Centigram Communications Corporation is ADC Telecommunications, Inc.